2Q22 Earnings Call August 9, 2022 Exhibit 99.1

2022 Performance Target Net Income . . .. . . . . . . . 60 - 70% Increase Revenue Growth . . . . . . . . 8% - 11% Gross Profit Margin . . . . . . 38-40% Operating Expenses . . . . . . OPEX as % of Sales (31-33%) Interest Expense . . . . . . . . . Similar to 2021 Tax Rate . . . . . . . . . .. . . . . . . Mid 20% Range (Expected Full Year) Debt-to-EBITDA Target . . . <1.0X without Acquisitions <2.5X with Acquisitions +104% +19% 41% 32% $1,170 vs $1,959 1.33X 30% (Down 40%) 1st Half EBITDA*. . . . . . . . . . . . . 24-28% Increase +40% *Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, non-cash stock compensation and proxy contest activities

Adjusted EBITDA History *Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, non-cash stock compensation and proxy contest activities